Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

DELL INC.

DELL TRINITY HOLDINGS CORP.

and

3PAR INC.

Dated as of August 15, 2010

EXECUTION VERSION

-i-

4.16	Tax Matters	44
4.17	Employment Matters	46
4.18	Employee Plans	47
4.19	Labor Matters	50
4.20	Permits	51
4.21	Compliance with Laws	51
4.22	Environmental Matters	52
4.23	Litigation	52
4.24	Insurance	53
4.25	Related Party Transactions	53
4.26	Brokers	53
4.27	Opinion of Financial Advisor	53
4.28	State Anti-Takeover Statutes	54
4.29	Schedule TO; Schedule 14D-9 and Proxy Statement	54

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB		55

5.1	Organization; Good Standing	55
5.2	Corporate Power; Enforceability	55
5.3	Non-Contravention	55
5.4	Required Governmental Approvals	56
5.5	Litigation	56
5.6	Schedule TO; Schedule 14D-9 and Proxy Statement	56
5.7	Ownership of Company Capital Stock	57
5.8	Brokers	57
5.9	Operations of Acquisition Sub	57
5.10	Funds	57

ARTICLE VI COVENANTS OF THE COMPANY		57

6.1	Interim Conduct of Business	57
6.2	No Solicitation	61
6.3	Company Board Recommendation	62
6.4	Access	64
6.5	Certain Litigation	64
6.6	Section 16(b) Exemption	65

ARTICLE VII COVENANTS OF PARENT AND ACQUISITION SUB		65

7.1	Directors’ and Officers’ Indemnification and Insurance	65
7.2	Employee Matters	67
7.3	Obligations of Acquisition Sub	70

ARTICLE VIII ADDITIONAL COVENANTS OF ALL PARTIES		70

8.1	Reasonable Best Efforts to Complete	70
8.2	Regulatory Filings	71
8.3	Company Stockholder Meeting; Short-Form Merger	73
8.4	Proxy Statement	73

-ii-

8.5	Anti-Takeover Laws	74
8.6	Notification of Certain Matters	74
8.7	Public Statements and Disclosure	75
8.8	Confidentiality	75
8.9	Employment Compensation Approval	75

ARTICLE IX CONDITIONS TO THE MERGER		76

9.1	Conditions to Each Party’s Obligations	76

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		76

10.1	Termination Prior to the Appointment Time	76
10.2	Termination Before or After Appointment Time and Prior to Effective Time	78
10.3	Notice of Termination; Effect of Termination	78
10.4	Fees and Expenses	79
10.5	Amendment	80
10.6	Extension; Waiver	80

ARTICLE XI GENERAL PROVISIONS		80

11.1	Survival of Representations, Warranties and Covenants	80
11.2	Notices	80
11.3	Assignment	82
11.4	Entire Agreement	82
11.5	Third Party Beneficiaries	82
11.6	Severability	83
11.7	Remedies	83
11.8	Governing Law	83
11.9	Consent to Jurisdiction	83
11.10	WAIVER OF JURY TRIAL	84
11.11	Company Disclosure Letter References	84
11.12	Counterparts	84

-iii-

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 15, 2010 by and among Dell Inc., a Delaware corporation (“Parent”), Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and 3PAR Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares (the “Company Shares”) of Company Common Stock, at a price of $18.00 per Company Share, net to the holder thereof in cash (such amount, or any higher amount per Company Share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is also proposed that, following the consummation of the Offer, Acquisition Sub will merge with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each Company Share that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein.

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions contained herein and (iii) resolved to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement.

WHEREAS, the board of directors of Parent and the board of directors of Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and subject to the conditions contained herein.

WHEREAS, Parent, Acquisition Sub and certain stockholders of the Company (the “Stockholders”) have entered into a certain Tender and Voting Agreement, dated as of the date hereof (the “Tender and Voting Agreement”), providing that, among other things, subject to the terms and conditions set forth therein, the Stockholders will support the transactions contemplated by this Agreement.

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof); or (iv) a liquidation, dissolution or other winding up of the Company and its Subsidiaries, taken as a whole.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended,

and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, or require parties to certain mergers, acquisitions and joint ventures to submit notifications to Governmental Authorities charged with enforcing applicable Antitrust Laws (commonly known as merger control), in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or New York or is a day on which banking institutions located in the States of California or New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, or any successor statute, and regulations thereto.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2010.

“Company Balance Sheet Date” shall mean March 31, 2010.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, par value $0.001 per share, of the Company.

“Company ESPP” shall mean the Company’s 2007 Employee Stock Purchase Plan.

“Company Intellectual Property” shall mean all Intellectual Property that is used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries.

“Company Intellectual Property Rights” shall mean all of the Intellectual Property Rights owned by, or filed in the name of, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, effect, event, circumstance or development (each a “Change”, and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries resulting from or arising out of the transactions contemplated by this Agreement, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners resulting from or arising out of the transactions contemplated by this Agreement, (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners resulting from or arising out of the transactions contemplated by this Agreement, and (E) any decline or other degradation in the Company’s customer bookings resulting from or arising out of the transactions contemplated by this Agreement; provided that this clause (vii) shall be disregarded to the extent “Company Material Adverse Effect” modifies or qualifies the Company’s representations or warranties contained in Section 4.4 or Section 4.5;

(viii) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, which arise out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent such effects resulting from or arising out of the matters described in clauses (i) through (vi) above disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that conduct business in the industry in which the Company and its Subsidiaries conduct business.

“Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Restricted Stock Award” means each award with respect to a share of restricted Company Common Stock outstanding under any Company Stock Plan that is, at the time of determination, subject to forfeiture or repurchase by the Company.

“Company RSUs” shall mean each award of restricted stock units outstanding under any of the Company Stock Plans.

“Company Stock Plans” shall mean (i) the Company’s 2007 Amended and Restated Equity Incentive Plan, the Company’s 2000 Management Stock Option Plan and the Company’s 1999 Stock Plan and (ii) any other compensatory equity plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Continuing Employees” shall mean all employees of the Company who are offered and timely accept employment by Parent or any Subsidiary of Parent, who continue their employment with the Company or, outside the U.S., who remain or become employees of the Company, Parent or any Subsidiary of Parent as required by applicable Law.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“DOL” shall mean the United States Department of Labor or any successor thereto.

“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

“Early Exercise Options” shall mean those Company Options that, immediately prior to the Closing Date, are outstanding and exercisable but with respect to which restricted shares of Company Common Stock would be received upon such exercise. Early Exercise Options, to the extent unexercised immediately prior to the Closing Date, shall be treated as Unvested Company Options for purposes of this Agreement.

“Environmental Law” shall mean any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or workplace health and safety (including exposure of any individual to Hazardous Substances), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Government Contract” means any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, and to which an ultimate contracting party is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such Contract).

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Incentive Award Exchange Ratio” shall mean that fraction determined by dividing the Merger Consideration by the Parent Stock Price.

“Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in Software, firmware or otherwise), architecture, documentation, files, records, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools; (iv) Domain Names; and (v) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor (“Trademarks”); (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

“Intervening Event” shall mean an event, fact, circumstance or development, unknown to the Company Board as of the date hereof, which becomes known prior to the Appointment Date.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge, after reasonable inquiry, of the persons listed on Section 1.1(k) of the Company Disclosure Letter, it being understood and agreed that discussions with direct reports and a review of one’s files shall constitute reasonable inquiry. With respect to matters involving Intellectual Property and Intellectual Property Rights, Knowledge does not require the Company, its executive officers, the persons listed on Section 1.1(k) of the Company Disclosure Letter or the direct reports of any of the foregoing to conduct, have conducted, obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Patent, Trademark, or other Intellectual Property or Intellectual Property Rights clearance searches, and no knowledge of any third party Patents, Trademarks, or other Intellectual Property or Intellectual Property Rights that would have been revealed by such inquiries, opinions or searches will be imputed to the Company, its executive officers, the persons listed on Section 1.1(k) of the Company Disclosure Letter or the direct reports of any of the foregoing.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, arbitration proceeding, administrative or regulatory proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether known, unknown, accrued, absolute, contingent, matured, unmatured or otherwise and whether or not due or to become due or required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ, determination, stipulation or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by the Company or any of its Subsidiaries.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent RSUs” shall mean each award of restricted stock units with each Parent RSU representing the right to receive, upon settlement, one share of Parent Common Stock.

“Parent Stock Price” shall mean the volume weighted average per share price of Parent Common Stock for the ten (10) trading days immediately preceding (but not including) the date on which the Effective Time occurs on the NASDAQ Stock Market, rounded to four decimal places.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP and which are reflected on the Company Balance Sheet; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation or other social security Laws or similar legislation; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (v) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vi) Liens which do not materially impair the use or operation of the property subject thereto; (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; (viii) statutory, common law or contractual liens of landlords; and (ix) Liens described in Section 1.1(p) of the Company Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Software” shall mean source code or object code, whether embodied in software, firmware or otherwise, and any programming and user documentation related thereto.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal, not obtained in breach of Section 6.2, for an Acquisition Transaction on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the timing and likelihood of consummation of such Acquisition Transaction, would be more favorable to the Company Stockholders (in their capacity as such) than the Offer and the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than eighty five percent (85%),” and the reference to “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be a reference to “fifteen percent (15%).”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, estimated or other similar taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Unvested Company Options” shall mean any options to purchase shares of Company Common Stock that, immediately prior to the Closing Date, are outstanding and unvested.

“Unvested Company RSUs” shall mean those Company RSUs that, immediately prior to the Closing Date, are outstanding and unvested.

“Vested Company Options” shall mean any options to purchase shares of Company Common Stock that, immediately prior to the Closing Date, are outstanding and vested.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Acquisition Sub	Preamble
Agreement	Preamble
Antitrust Approvals	Annex A
Appointment Time	2.3(a)
Arrangements	8.9
Assets	4.14
Assumed Option	3.7(e)
Assumed RSU	3.7(d)
Capitalization Date	4.6(a)
Certificates	3.8(c)
Certificate of Merger	3.2
Closing	3.3
Closing Date	3.3
Collective Bargaining Agreements	4.18(a)
Company	Preamble
Company Board Recommendation	6.3(a)
Company Board Recommendation Change	6.3(b)
Company Compensation Committee	4.18(k)
Company Disclosure Letter	Art. IV Preamble

Term	Section Reference

Company Intellectual Property Agreements	4.15(b)
Company Plans	7.2(c)
Company SEC Reports	4.8
Company Securities	4.6(c)
Company Stockholder Meeting	6.4(a)
Comparable Plans	7.2(c)
Competing Acquisition Transaction	10.4(b)
Confidentiality Agreement	8.8
Consent	4.5
Continuing Directors	2.3(a)
Conversion RSUs	3.7(d)(ii)
Covered Securityholders	4.18(k)
D&O Insurance	7.1(c)
Deemed Cashout Value	3.7(e)(ii)
Delaware Secretary of State	3.2
DGCL	Recitals
Dissenting Company Shares	3.7(c)
Effective Time	3.2
Employee Plans	4.18(a)
Employment Compensation Arrangements	4.18(k)
ERISA Affiliate	4.18(a)
Exchange Fund	3.8(b)
Indemnified Persons	7.1(a)
International Employee Plans	4.18(a)
Leased Real Property	4.13(b)
Leases	4.13(b)
Material Contract	4.12(a)
Maximum Annual Premium	7.1(c)
Merger	3.1
Merger Consideration	3.7(a)
Minimum Condition	2.1(a)
New Plans	7.2(d)
Offer	Recitals
Offer Price	Recitals
Offer to Purchase	2.1(a)
Offer Documents	2.1(g)
Old Plans	7.2(d)
Option Consideration	3.7(e)
Parent	Preamble
Payment Agent	3.8(a)
Permits	4.19
Proxy Statement	4.28(c)
Recommendation Change Notice	6.3(b)
Representatives	6.2(b)

Term	Section Reference

Requisite Stockholder Approval	4.3
Schedule TO	2.1(g)
Schedule 14D-9	2.2(b)
Stockholders	Recitals
Subsidiary Securities	4.7(c)
Superior Proposal Notice	10.1(e)
Surviving Corporation	3.1
Tax Items	4.16(a)
Tax Returns	4.16(a)
Tender and Voting Agreement	Recitals
Termination Date	10.1(b)
Termination Fee	10.4(b)
Top-Up Notice	2.4(a)
Top-Up Option	2.4(a)
Top-Up Option Shares	2.4(a)
Uncertificated Shares	3.8(c)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Terms and Conditions of the Offer. Provided that this Agreement shall not have been terminated pursuant to Article X and that none of the events or circumstances set forth in clauses (C)(1) or (C)(4) of Annex A shall have occurred and be existing (and shall not have been waived by Parent), as promptly as practicable after the date hereof (but in no event more than ten Business Days thereafter), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the Company Shares at a price per Company Share, subject to the terms of Section 2.1(c), equal to the Offer Price, provided that Parent and Acquisition Sub shall not be required to commence, or cause to be commenced, the Offer prior to the date on which the Company is prepared to file the Schedule 14D-9. The Offer shall be made by means of an offer to purchase all outstanding Company Shares (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement and in Annex A. Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject only to:

(i) the condition (the “Minimum Condition”) that, prior to the expiration of the Offer, there be validly tendered and not withdrawn in accordance with the terms of the Offer a number of Company Shares that, together with the Company Shares then owned by Parent and Acquisition Sub (if any), represents at least a majority of all then outstanding Company Shares on a fully diluted basis, assuming the issuance of all Company Shares that may be issued upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights that are then, or then scheduled to become, exercisable within ninety (90) days following the then scheduled expiration of the Offer in accordance with the terms and conditions thereof (other than the Top-Up Option); and

(ii) the other conditions set forth in Annex A.

(b) Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition, the condition set forth in clause (A) of Annex A or the condition set forth in clause (C)(1) of Annex A, and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of Company Shares sought in the Offer, (C) extends the Offer, other than in a manner contemplated by the provisions of Section 2.1(d) or Section 2.1(f), (D) imposes conditions to the Offer other than those set forth in Annex A, (E) modifies the conditions set forth in Annex A, or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of Shares.

(c) Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, Company Shares that are tendered pursuant to the Offer.

(d) Expiration and Extension of the Offer.

(i) Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii) Notwithstanding the provisions of Section 2.1(d)(i) or anything to the contrary set forth in this Agreement:

(A) Acquisition Sub shall extend the Offer for any period required by any Law or Order, or any rule or regulation of the SEC or the NYSE, in any such case which is applicable to the Offer;

(B) in the event that all of the conditions to the Offer, including the Minimum Condition or any of the other conditions set forth on Annex A, are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for successive extension periods of up to ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer; and

(C) in the event that the Company shall have delivered a Recommendation Change Notice pursuant to Section 6.3(b) or a Superior Proposal Notice pursuant to Section 10.1(e), Acquisition Sub shall extend the Offer until the expiration of the three (3) Business Day period following such delivery of such Recommendation Change Notice or Superior Proposal Notice referenced in Section 6.3(b) and Section 10.1(e);

provided, however, that the foregoing clauses (A), (B) or (C) of this Section 2.1(d)(ii) shall not (a) be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article X or (b) require the extension of the Offer if prohibited by any Law or Order or any rule or regulation of the SEC or the NYSE, in any such case which is applicable to the Offer.

(iii) Neither Parent nor Acquisition Sub shall extend the Offer in any manner other than pursuant to and in accordance with the provisions of Section 2.1(d)(ii) without the prior written consent of the Company.

(iv) Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article X, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one Business Day) after such termination of this Agreement.

(e) Payment for Company Shares. On the terms and subject to conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the expiration of the Offer. Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase pursuant to the Offer. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any applicable federal back-up withholding or other Taxes payable by or with respect to such holder.

(f) Subsequent Offering Periods. If upon the acceptance for payment of, and payment for, all Company Shares validly tendered and not withdrawn pursuant to the Offer, Parent and Acquisition Sub collectively do not beneficially own at least 90% of the Company Shares then outstanding assuming exercise in full of the Top-Up Option, Acquisition Sub may (but shall not be required to), and the Offer to Purchase shall reserve the right to, provide for one or more “subsequent offering periods” (within the meaning of Rule 14d-11 promulgated under the Exchange Act) of not less than three (3) nor more than twenty (20) Business Days immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all Company Shares that are validly tendered during any such “subsequent offering period” promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after any such Company Shares are validly tendered during such “subsequent offering period.” Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any Company Shares that Acquisition Sub becomes obligated to purchase during such “subsequent offering period.” The Offer Price payable in respect of each Company Share that is validly tendered during the “subsequent offering period” shall be paid net to the holder thereof in cash, subject to reduction for any applicable federal back-up withholding or other Taxes payable by or with respect to such holder.

(g) Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Acquisition Sub shall:

(i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer in accordance with Rule 14d-3(a) promulgated under the Exchange Act, which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”);

(ii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to the NYSE in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv) cause the Offer Documents to be disseminated to all holders of Company Shares as and to the extent required by the Exchange Act.

Subject to the provisions of Section 6.3, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 2.2(a) and Section 6.3(a) that relate to the Offer. The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Schedule TO or the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 2.1(g). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine and include the information regarding the Company that is necessary, reasonably appropriate, or otherwise reasonably requested by Parent for inclusion in the Schedule TO and the Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information contained in the Schedule TO and the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Acquisition Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected or supplemented, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or the NYSE. Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition

Sub or their counsel may receive from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

2.2 Company Actions.

(a) Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has unanimously adopted resolutions:

(i) determining that this Agreement is advisable;

(ii) determining that the terms of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to and in the best interests of the Company and the holders of Company Shares;

(iii) approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Offer and the Merger), which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL;

(iv) resolving to recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of Section 6.3; and

(v) electing that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction that may purport to be applicable to this Agreement or the Tender and Voting Agreement.

The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 6.3, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b) Schedule 14D-9. The Company shall (i) file with the SEC, concurrently with the filing by Parent and Acquisition Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) that will comply in all material respects with the provisions of applicable Law and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Subject to the provisions of Section 6.3, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation) set forth in Section 2.2(a) and Section 6.3(a). Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and Acquisition Sub that may be required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 2.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary or reasonably appropriate to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. The Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

(c) Company Information. In connection with the Offer, the Company shall promptly, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information and assistance as Parent or Acquisition Sub and their respective agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of Company Shares, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of

Company Shares, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii) use such information only in connection with the Offer and the Merger; and

(iii) if (A) this Agreement shall be terminated pursuant to Article X, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

2.3 Company Board of Directors and Committees; Section 14(f) of Exchange Act.

(a) Composition of Company Board and Board Committees. Effective upon the initial acceptance for payment by Acquisition Sub of Company Shares pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 2.3(a)) and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 2.3) and (y) a fraction, the numerator of which is the number of Company Shares beneficially owned by Parent and Acquisition Sub (giving effect to the Company Shares accepted for payment pursuant to the Offer), and the denominator of which is the total number of then outstanding Company Shares. Following a request by Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation of the Company, take at the Company’s expense all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including (at the election of Parent) by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Appointment Time, at the request of Parent, the Company shall, to the extent permitted by applicable Laws and the certificate of incorporation of the Company, take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by all applicable Laws. The Company shall promptly amend, or cause to be amended, its bylaws, if necessary, to comply with the obligations of the Company pursuant to this Section 2.3. Notwithstanding the foregoing, from the Appointment Time until the Effective Time, the Company shall use its commercially reasonable efforts to cause the Company Board to always have at least three (3) directors who are directors on the date hereof, who are not employed by the Company and who are not Affiliates or employees of Parent or any of its Subsidiaries, and who are independent directors for purposes of the continued listing requirements of the NYSE (the “Continuing Directors”); provided that, if the number of Continuing Directors shall be reduced below three (3) for any reason whatsoever, the remaining Continuing Director(s) shall be entitled to designate any other Person(s) who shall not be an Affiliate or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be a Continuing Director(s) for purposes of this Agreement; provided further, that the remaining Continuing Director shall fill such vacancies as soon as practicable, but in any event within ten (10) Business Days, and further provided that if no such Continuing Director(s) are appointed in such time period, Parent shall designate such Continuing Director(s); provided further, that if no Continuing Director then remains, the other directors shall designate three (3) Persons who shall not be Affiliates, consultants, representatives or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Continuing Directors for purposes of this Agreement.

(b) Section 14(f) of the Exchange Act. The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and the Company’s receipt of sufficient information from Parent to enable the Company to include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule and Rule 14f-1 promulgated thereunder in respect of Parent’s designees to the Company Board. The Company shall take all action required pursuant to this Section 2.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers, as well as Parent’s designees to the Company Board, as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 2.3. Parent shall provide to the Company in writing, and be solely responsible for, any information with respect to itself and its designees to the Company Board required by such Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

(c) Required Approvals of Continuing Directors. Notwithstanding anything in this Agreement to the contrary, following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) (i) any amendment or termination of this Agreement on behalf of the Company, (ii) any amendment of this Agreement requiring action by the Company Board, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Sub, (iv) any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, (v) any amendment of the certificate of incorporation or bylaws of the Company that would adversely affect the Company Stockholders, and (vi) any other action to be taken or not to be taken on behalf of the Company under or in connection with this Agreement or the transactions contemplated hereby; provided, however, that following the Appointment Time, Parent may cause its designees elected or appointed pursuant to Section 2.3(a) to withdraw or modify any Company Board Recommendation Change that may have been made prior to such time without the approval of the majority of the Continuing Directors. The Continuing Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Appointment Time, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms.

2.4 Top-Up Option.

(a) The Company hereby irrevocably grants to Acquisition Sub an option (the “Top-Up Option”), exercisable only upon the terms and conditions set forth in this Section 2.4, to purchase that number of authorized and unissued Company Shares (the “Top-Up Option Shares”) equal to the lowest number of Company Shares that, when added to the number of Company Shares beneficially owned by Parent and/or Acquisition Sub at the time of such exercise, shall constitute 100 Company Shares more than 90% of the Company Shares outstanding, assuming the issuance of all Company Shares that are issuable within ten Business Days after the scheduled closing of the purchase of the Top-Up Option Shares upon the vesting, conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights, regardless of the conversion or exercise price or other terms and conditions thereof (assuming the issuance of the Top-Up Option Shares) at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of Company Shares pursuant thereto, Acquisition Sub would own more than 90% of the Company Shares then outstanding (assuming the issuance of the Top-Up Option Shares); and provided further, that in no event shall the Top-Up Option be exercisable (A) for a number of Company Shares in excess of the Company’s then authorized and unissued shares of Company Common Stock or (B) if any applicable Law or any applicable Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares.

(b) Provided that no applicable Law or Order shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect thereof, Acquisition Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the Appointment Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. The aggregate purchase price payable for the Top-Up Option Shares being purchased by Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Option Shares by the Offer Price, without interest. Such purchase price may be paid by Acquisition Sub, at its election, either (A) entirely in cash or (B) in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by executing and delivering to the Company a full recourse unsecured promissory note issued by the Acquisition Sub having a principal amount equal to the remainder of such purchase price. Any such promissory note shall bear interest at a rate per annum equal to the prime lending rate prevailing during the period in which any portion of the principal amount of such promissory note remains outstanding, as published in The Wall Street Journal, calculated on a daily basis on the outstanding principal amount of such promissory note from the date such promissory note is originally issued until the date of payment in full of such promissory note, and may be prepaid without premium or penalty.

(c) In the event Acquisition Sub wishes to exercise the Top-Up Option, Acquisition Sub shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Option Shares that Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Acquisition Sub intends to pay the applicable purchase price and (iii) the place and time at which the closing of the purchase of such Top-Up Option Shares by Acquisition Sub is to take place. At the closing of the purchase of the Top-Up Option Shares, Parent and Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Option Shares being purchased pursuant to the Top-Up Option, and the Company shall cause to be issued to Acquisition Sub a certificate representing such Top-Up Option Shares. The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of such Top-Up Option Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 11.2, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL and as contemplated by Section 8.3(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Option Shares.

(d) Parent and Acquisition Sub understand that the Company Shares which Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Acquisition Sub represent and warrant to the Company that Acquisition Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Acquisition Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Option Shares shall include any legends required by applicable securities Laws.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, on a date and at a time to be agreed upon by Parent, Acquisition Sub and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article IX, or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 7.1(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 7.1(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.6 Directors and Officers.

(a) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, the following shall occur:

(i) Capital Stock of Acquisition Sub. Each share of common stock, par value $0.001 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(ii) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 3.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 3.10).

(iii) Owned Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a Company Stockholder who is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all material respects with, Section 262 of the DGCL (collectively, “Dissenting

Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 3.7(a), but rather such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have otherwise waived, withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 3.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. In determining the fair value of any Dissenting Company Shares pursuant to Section 262 of the DGCL in any proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares, none of Parent, Acquisition Sub, the Company or the Surviving Corporation shall take into account the Top-Up Option, the Top-Up Option Shares or any promissory note issued to pay any portion of the purchase price for such Top-Up Option Shares.

(d) Company RSUs.

(i) In connection with the transactions contemplated by this Agreement, but no later than the Effective Time, each award of Unvested Company RSUs shall be assumed by Parent (each, an “Assumed RSU”). The number of shares of Parent Common Stock subject to each award of Assumed RSUs shall be determined by multiplying the number of shares of Company Common Stock subject to each award of Unvested Company RSUs as of immediately prior to the Effective Time by the Incentive Award Exchange Ratio (with the resulting number rounded down to the nearest whole share). Each such award of Assumed RSUs otherwise shall, except as otherwise agreed to by Parent and a holder of such Assumed RSUs, be subject to the same terms and conditions as applied to the related award of Unvested Company RSUs immediately prior to the Effective Time, including the vesting schedule applicable thereto.

(ii) The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(d) under all Company Stock Plans and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(e) Company Options.

(i) Parent shall not assume any Vested Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall take such action as may be necessary so that immediately prior to the Effective Time, (i) each Vested Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time and (ii) in consideration of such cancellation and termination, each holder of each such Vested Company Option shall be paid by the Company at or promptly after the Effective Time, subject to Section 3.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Vested Company Option immediately prior to the Effective Time, and (y) the Offer Price, less the per share exercise price of such Vested Company Option (the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Vested Company Option).

(ii) In connection with the transactions contemplated by this Agreement, but no later than the Effective Time, each Unvested Company Option shall be assumed by Parent (each, an “Assumed Option”). Each such Assumed Option shall, except as otherwise agreed to by Parent and a holder of such Assumed Option, be subject to the same terms and conditions as applied to the related Unvested Company Option immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that (i) the number of shares of Parent Common Stock subject to each Assumed Option shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Option as of immediately prior to the Effective Time by the Incentive Award Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (ii) the per share exercise price of the Parent Common Stock issuable upon the exercise of each Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock as of immediately prior to the Effective Time by the Incentive Award Exchange Ratio, with the resulting price per share rounded up to the nearest whole cent. It is the intention of the parties that each Assumed Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Assumed Option qualified as an incentive stock option prior to the Effective Time, and, further, that the assumption of Company Unvested Options pursuant to this Section shall be effected in a manner that satisfies the requirements of Sections 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 3.7 will be construed consistent with this intent.

(iii) With respect to Company Options a portion of which is vested and a portion of which is unvested, this Section 3.7(e) shall be applied by treating the vested portion as a separate Vested Company Option and the unvested portion as a separate Unvested Company Option.

(iv) The Company shall take all actions necessary to effect the transactions contemplated by this Section 3.7(e) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof. Parent shall take all actions reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed RSUs and Assumed Options. Promptly after the Effective Time (but in no event later than ten (10) Business Days following the Effective Time), Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent’s obligations under Section 3.7(d) and this Section 3.7(e).

(f) Company ESPP.

(i) Prior to the Appointment Time, the Company shall take all actions necessary such that the current offering period in progress as of the date of this Agreement shall be the final offering period under the Company ESPP. If such offering period has not ended prior to the Appointment Time, then, prior to the Appointment Time, the Company (x) shall take all actions necessary such that a date to be determined by the Company (but in no event later than the Appointment Time) shall be the last day of such offering period and (y) shall make such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP. In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (x) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (y) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase his or her elections with respect to the current offering period.

(ii) Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of the Appointment Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock at or prior to the Appointment Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iii) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 3.7(f) including making any determinations and/or resolutions of the Company Board or a committee thereof.

(g) Company Restricted Stock. In connection with the transactions contemplated by this Agreement, but no later than the Effective Time, and without any action on the part of the holders thereof, each Company Restricted Stock Award shall automatically be cancelled, and each share of Company Common Stock subject to a Company Restricted Stock Award shall be converted into the right to receive an amount of cash equal to the Merger Consideration, which shall be subject to, and payable to the holder of such Company Restricted Stock Award, in accordance with the vesting schedule applicable to such Company Restricted Stock Award as in effect immediately prior to the Effective Time.

3.8 Exchange of Certificates.

(a) Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund. At or before the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article III, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock and holders of Vested Company RSUs and Vested Company Options become entitled under this Article III (other than any portion thereof allocable to any Dissenting Company Shares, which shall be withheld by Parent or the Surviving Corporation to satisfy related appraisal or dissenters rights matters and the costs thereof). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America, obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available) (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income or net profits resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the consideration contemplated by this Article III, upon demand by the Payment Agent, Parent shall, or shall cause the Surviving Corporation to, promptly reimburse any such loss so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article III.

(c) Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares) and (ii) uncertificated shares of Company Common Stock (other than Owned Company Shares) (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y)

the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be canceled. The holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 3.7, by (y) the Merger Consideration, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 3.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive upon surrender the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article III.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company RSUs and Company Options such amounts as may be required to be deducted or withheld therefrom under United States federal or state, local or foreign Tax Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 3.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article III.

3.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 3.8. The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

3.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 3.7; provided, however, that Parent may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

3.11 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as set forth in the Company SEC Reports filed by the Company with the SEC between June 1, 2009 and the date hereof (other than in any “risk factor” disclosure or any other forward looking or predictive statements set forth therein), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

4.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly licensed and qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified, licensed or in good standing (or equivalent status) would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation and bylaws, as amended to date, of the Company. The Company is not in material violation of its certificate of incorporation or bylaws.

4.2 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval if required by Applicable Law, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval if required by applicable Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Requisite Stockholder Approval. The only vote of the holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the transactions contemplated hereby is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock if Section 253 of the DGCL will not permit the consummation of the Merger without a meeting of the stockholders of the Company (the “Requisite Stockholder Approval”).

4.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or the certificates of incorporation, bylaws or other constituent documents of any of the Company’s Subsidiaries, (b) subject to obtaining such Consents set forth in Section 4.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 4.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval if required by applicable Law, violate or conflict with in any material respect any Law or Order applicable to the Company or any of its Subsidiaries or by which any which of their properties or Assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the Assets, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the transactions contemplated hereby or the performance by the Company of its covenants and obligations hereunder.

4.5 Required Governmental Approvals. No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws.

4.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 shares of Company Common Stock, and (ii) 20,000,000 shares of Company Preferred Stock. As of the close of business in New York City on August 13, 2010 (the “Capitalization Date”): (A) 62,828,936 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of any preemptive rights. Except as set forth above, as of the date hereof, the Company has not issued any shares of Company Capital Stock other than pursuant to the exercise of Stock Options or vesting and settlement of Company RSUs.

(b) As of the close of business on the Capitalization Date, there were 12,345,318 shares of Company Common Stock reserved for future issuance under the Company Stock Plans and 2,898,355 shares of Company Common Stock reserved for future issuance under the Company ESPP. As of the close of business on the Capitalization Date, there were outstanding Company Options to purchase 10,925,583 shares of Company Common Stock, 1,123,294 Company RSUs and 712 Company Restricted Stock Awards and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options, Company RSUs or Company Restricted Stock Awards, other than as permitted by Section 6.1(b).

(c) Except as set forth in Section 4.6(c) of the Company Disclosure Letter, as of the date hereof, none of the Company or any of its Subsidiaries has any indebtedness for borrowed money other than intercompany indebtedness owed to the Company or one of its Subsidiaries.

(d) Except as set forth in this Section 4.6, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the Company Capital Stock, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of Company Stock Plans.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

4.7 Subsidiaries.

(a) Section 4.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s

Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing (or equivalent status) in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing (or equivalent status) would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the certificates of incorporation, bylaws or other constituent documents, as amended, of the Company’s Subsidiaries. None of the Company’s Subsidiaries is in material violation of its certificate of incorporation, bylaws or other applicable constituent documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned beneficially and of record by the Company or one of its wholly owned Subsidiaries set forth in Section 4.7(a) of the Company Disclosure Letter, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted.

(c) There are no outstanding (i) shares of capital stock of or other voting or equity interests in any Subsidiary of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iv) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii), (iv), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(d) Neither the Company nor any of the Company’s Subsidiaries owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person.

4.8 Company SEC Reports. Since November 15, 2007, the Company has filed all forms, reports, statements, schedules and other documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports statements, schedules and other documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports and documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Current Reports on Form 8-K and, in all cases, all exhibits and schedules thereto, the “Company SEC Reports”). As of its respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied, or will comply, as the case may be, as to form in all material respects with all applicable Law, including the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act each as in effect on the date such Company SEC Report was, or will be, filed or effective, and (b) each Company SEC Report did not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and correct copies of all Company SEC Reports filed prior to the date hereof have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Rule 13a-14 or 15d-15 of the Exchange Act or Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since November 15, 2007, the Company and each of its officers and directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NYSE.

4.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any unaudited quarterly financial statements filed on Form 10-Q), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act.

(c) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since November 15, 2007, the Company’s principal executive officer and its principal financial officer (each as defined in the Sarbanes-Oxley Act) have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company and its Subsidiaries on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company and its Subsidiaries’ internal controls. Since November 15, 2007, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) Since November 15, 2007 through the date of this Agreement, (i) neither the Company nor any of the Company’s Subsidiaries, nor any director or executive officer of the Company or any of the Company’s Subsidiaries has, and, to the Knowledge of the Company, no other officer, employee or accountant of the Company or any of the Company’s Subsidiaries has, received any material complaint, allegation, assertion or claim, in writing (or, to the Knowledge of the Company, orally) that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

4.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, other than (a) Liabilities set forth in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) Liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred, and there does not exist, any Company Material Adverse Effect that is continuing.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of Section 6.1(b), had such section been in effect since the Company Balance Sheet Date.

4.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any agreement that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with respect to any employee or consultant in the United States that either (A) is for a fixed term of employment or services (but in the case of consulting agreements, only if such fixed term exceeds 2 months) or (B) provides for severance or termination payments in an amount in excess of the Company’s standard severance policy;

(iii) any Contract (A) limiting the freedom or right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business or in any location, in any such case, in a manner that would be material to the Company and its Subsidiaries, taken as a whole, or (B) containing exclusivity obligations or restrictions or otherwise prohibiting or limiting the freedom or right of the Company or its Subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any Software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets, in any such case, in a manner that would be material to the Company and its Subsidiaries, taken as a whole;

(iv) any Contract (A) relating to the license, disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets other than in the ordinary course of business consistent with past practice, (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person, other business enterprise other than the Company’s Subsidiaries or any real property, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations;

(v) any Company Intellectual Property Agreements set forth in Section 4.15(b) of the Company Disclosure Letter;

(vi) any Contract that relates to the formation, creation, operation, management or control of any (A) joint venture or (B) partnership, collaboration, limited liability company, joint marketing, distribution or similar arrangement that, in the case of clause (B), is material to the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(vii) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets under which the Company and the Company’s Subsidiaries made payments of $1,000,000.00 or more during the twelve-month period ending on the Company Balance Sheet Date;

(viii) any sales, distribution, agency or other similar agreement providing for the sale by the Company or any of the Company’s Subsidiaries of materials, supplies, goods, services, equipment or other assets that is with one of the 50 largest customers of the Company and its Subsidiaries, or one of the 20 largest resellers of the Company and its Subsidiaries, in each case determined by revenues received by the Company and its Subsidiaries on a consolidated basis during the fiscal year ended March 31, 2010;

(ix) any agreement (including any “take-or-pay” or keepwell agreement) under which (A) any Person (other than the Company or any of the Company’s Subsidiaries) has directly or indirectly guaranteed any liabilities or obligations of the Company or any of the Company’s Subsidiaries or (B) the Company or any of the Company’s Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any other Person (other than the Company or any of the Company’s Subsidiaries), in each case of clauses (A) and (B), other than endorsements for the purpose of collection in the ordinary course of business;

(x) any Government Contract under which the Company and the Company’s Subsidiaries made or received payments of $1,000,000.00 or more during the twelve-month period ending on the Company Balance Sheet Date;

(xi) any Contract that involves or relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) outside the ordinary course of business; and

(xii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xi) above.

(b) Section 4.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC or (ii) made available to Parent.

(c) Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or material default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

(d) With respect to each Government Contract to which a U.S. federal Governmental Authority is a party or that is a Material Contract, to the Knowledge of the Company, (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Governmental Contract were complete and correct in all material respects as of their effective date, and the Company and Company’s Subsidiaries, as applicable, have complied in all material respects with all such representations and certifications; (ii) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of the Company’s Subsidiaries that the Company or any of the Company’s Subsidiaries has materially breached or materially violated any material certification, representation, clause, provision or requirement, pertaining to such Government Contract.

(e) To the Knowledge of the Company, neither the Company nor any of the Company’s Subsidiaries nor any of their respective directors, officers or employees is or has been under administrative, civil, or criminal investigation, or indictment or audit by any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract to which a U.S. federal Governmental Authority is a party or that is a Material Contract. Neither the Company nor any of Company’s Subsidiaries has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract to which a U.S. federal Governmental Authority is a party or that is a Material Contract. To the Knowledge of the Company, neither the Company nor any of the Company’s Subsidiaries nor any of their respective directors, officers or employees has been suspended or debarred from doing business with any Governmental Authority or is, or at any time has been, the subject of a finding of non-responsibility or ineligibility for contracting with any Governmental Authority.

4.13 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of any real property leased, subleased or licensed by the Company or any of its Subsidiaries (such property, the “Leased Real Property”) and all of the leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future any real property, which list sets forth each Lease and the address, landlord and tenant for each Lease. The Company has made available to Parent a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens.

(c) Section 4.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of the Leased Real Property.

(d) All of the Leases set forth in Section 4.13(b) or Section 4.13(c) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under, or has received written notice of any material breach of or material default under, any Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any of its Subsidiaries or any other party thereto.

4.14 Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter contains a complete and accurate list of the following, to the extent they are Owned Company Intellectual Property: (i) all registered Trademarks and applications therefor; (ii) all Patents; (iii) all registered Copyrights and applications therefor; (iv) all Software code incorporated into the products of the Company and its Subsidiaries (listed generally by product name and version, and not specifically by file name or otherwise); and (v) all Domain Names, in each case listing, if and as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. To the Knowledge of the Company, all such Owned Company Intellectual Property is valid and enforceable.

(b) Section 4.15(b) of the Company Disclosure Letter contains a complete and accurate list of all Contracts material to the Company and its Subsidiaries, taken as a whole, as of the date hereof (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company Intellectual Property, other than licenses and related services agreements for commercially available Software or (ii) under which the Company or any of its Subsidiaries has transferred, assigned or licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than customer, developer and reseller licenses and other agreements entered into in the ordinary course of business consistent with past practice, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). To the Knowledge of the Company, as of the date hereof, there are no pending disputes regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements. No Company Intellectual Property Agreements give ownership or exclusive rights to any improvements or derivative works of any Licensed Company Intellectual Property made by the Company or any of its Subsidiaries, except where the Company has a license or other rights to make use of such improvements or derivative works, or such improvements or derivative works are not material to the business of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, (ii) encumbrances, licenses, restrictions or other obligations arising under any of the Company Intellectual Property Agreements, and (iii) Liens that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company and its Subsidiaries collectively own or have sufficient rights to use the Company Intellectual Property.

(d) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, as of the date hereof, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. No source code of any Owned Company Intellectual Property has been licensed or disclosed to any third party that is not an Affiliate, employee, agent or other representative of the Company. To the Knowledge of the Company, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement would not have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors who are or were involved in, or who have participated in or contributed to, the conception, development, creation or reduction to practice of any Intellectual Property for the Company or of any of its Subsidiaries, to execute a confidentiality and assignment agreement that provides that the Company or its Subsidiaries owns all Intellectual Property Rights therein (subject to limitations on the assignment of Intellectual Property and Intellectual Property Rights imposed by applicable Law, including but not limited to California Labor Code Section 2870) and that protects the confidentiality of all Trade Secrets of the Company and its Subsidiaries. The Company and its Subsidiaries have enforced such policy.

(e) To the Knowledge of the Company, as of the date hereof, (i) none of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property Rights of any third party and (ii) no third party is infringing or otherwise violating any Owned Company Intellectual Property.

(f) As of the date hereof, there is no pending suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company and its Subsidiaries have not been notified in writing of, any alleged infringement, misappropriation or other violation by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party. As of the date hereof, (i) to the Knowledge of the Company, the Owned Company Intellectual Property is valid and enforceable in each applicable jurisdiction and (ii) to the Knowledge of the Company, there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Intellectual Property. As of the date of this Agreement, to the Knowledge of the Company, the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property or Intellectual Property Rights that are material to the Company and its Subsidiaries, taken as a whole.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii) any right of termination or cancellation under any Company Intellectual Property Agreement, or (iii) the imposition of any Lien on any Owned Company Intellectual Property.

(h) The Company and its Subsidiaries maintain and are in compliance with policies and procedures regarding data security, back-up, disaster recovery and privacy that are commercially reasonable and, in any event, are in compliance with all applicable Laws. To the Knowledge of the Company, since November 15, 2007, there have been no (i) failures of computer services or other information technology assets that have caused disruptions that are material to the Company and its Subsidiaries, taken as a whole, or (ii) security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of the Company or any of its Subsidiaries. The use and dissemination of any and all data and information concerning individuals by the Company and its Subsidiaries is in compliance in all material respects with all applicable privacy policies, terms of use, and applicable Laws. The transactions contemplated to be consummated hereunder will not violate any privacy policy, terms of use, or applicable Laws relating to the use, dissemination, or transfer of any such data or information, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(i) The participation by the Company and its Subsidiaries in any standards setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization.

(j) No federal, state, local or other governmental entity nor any university, college, or academic institution has ownership rights in any Owned Company Intellectual Property that is material to the business of the Company or any of its Subsidiaries other than pursuant to a valid, nonexclusive license granted by the Company or any of its Subsidiaries.

(k) To the Knowledge of the Company, as of the date hereof, no product or service of the Company or any of its Subsidiaries is distributed with any Software that is licensed pursuant to an “open source” or other third-party license agreement that requires the disclosure or licensing of any source code for any Software owned by the Company or its Subsidiaries and included within a product or service of the Company or its Subsidiaries or of any Company Intellectual Property Rights.

4.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have duly and timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Taxing Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all material items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws and (ii) have timely paid in full all material Taxes owed by them or for which they are liable that are or have become due. No material assessment, claims adjustments or deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries, nor is there in force any waiver or agreement for any extension of time for the assessment, payment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) All Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in all material respects.

(c) To the Knowledge of the Company, no Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened with respect to the Company or any of its Subsidiaries. No claim has ever been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation in that jurisdiction.

(d) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could reasonably otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(f) Neither the Company nor any of its Subsidiaries has participated, within the meaning of Treas. Reg. § 1.6011-4(c), in (i) any “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2). The Company and each of its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(g) None of the Company nor any of its Subsidiaries has (i) ever been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes (other than a group the common parent of which was and is the Company), (ii) ever been a party to or bound by any Tax sharing, indemnification or allocation agreement or arrangement, nor does the Company or any of its Subsidiaries owe any amount under any such agreement and (iii) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract, or otherwise.

(h) Section 4.16(h) of the Company Disclosure Letter lists all federal, state, local and foreign income Tax Returns filed with respect to the Company or any of its Subsidiaries for the three taxable years ending prior to the Closing Date, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed. The Company has made available to Parent accurate and complete copies of all income Tax Returns filed by the Company or any of its Subsidiaries during the past three years and all correspondence to the Company or any of its Subsidiaries from, or from the Company or any of its Subsidiaries to, a Taxing Authority relating thereto.

(i) The Company has not made an election under Treas. Reg. Section 301.7701-3 or filed an election on IRS Form 8832 to change the default classification of any Subsidiary of the Company organized outside the U.S.

(j) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(k) None of the Company or any of its Subsidiaries has entered into any Contract or arrangement with any Taxing Authority that requires the Company or any of its Subsidiaries to take any action or to refrain from taking any action after the Closing Date. None of the Company or any of its Subsidiaries is a party to any Contract with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(l) The provision for Taxes set forth on the Company Balance Sheet included in the financial statements has been made in accordance with GAAP. None of the Company or any of its Subsidiaries has incurred any Liabilities for Taxes since the Company Balance Sheet Date (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(m) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries.

(n) None of the Company or any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(o) For purposes of this Section 4.16, references to the Company or any of its Subsidiaries shall be deemed to include any Person from which the Company or any of its Subsidiaries incurs any Liability for Taxes under Contract or any applicable legal requirement.

4.17 Employment Matters

(a) No Termination. To the Knowledge of the Company, as of the date of this Agreement, no executive officer or other individual identified in Section 4.17(a) of the Company Disclosure Letter has provided notice of termination of employment or expressed his or her intention to terminate employment with the Company or any of its Subsidiaries.

(b) Employee Claims. To the Knowledge of the Company, no Person has claimed in writing that any employee of the Company or any of its Subsidiaries or other Person affiliated with the Company or any of its Subsidiaries: (i) is in violation of any term of any employment Contract, patent disclosure agreement, noncompetition agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any Trade Secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees, in each case of clauses (i) through (iii), in a manner that would be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries or other Person affiliated with the Company or any of its Subsidiaries has used or proposed to use any Trade Secret, information or documentation proprietary to any former employer or violated any confidential relationship with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of the Company or any of its Subsidiaries, in each case, in a manner that would be material to the Company and its Subsidiaries, taken as a whole.

(c) WARN Act. Neither the Company nor any of its Subsidiaries has had any plant closings, mass layoffs or other terminations of employees, and neither the Company nor any of its Subsidiaries has any outstanding Liabilities for the Company or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act or similar laws. Neither the Company nor any of its Subsidiaries is a party to any Contracts or arrangements or is subject to any requirement that in any manner restrict the Company or any of its Subsidiaries from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of the Company or any of its Subsidiaries, subject to applicable Law.

4.18 Employee Plans

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of each material Employee Plan. For purposes of this Agreement, “Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has any current material Liability. With respect to each Employee Plan, other than an Employee Plan that is maintained in any non-U.S. jurisdiction primarily for the benefit of persons substantially all of whom are non-resident aliens (the “International Employee Plans”), to the extent applicable the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any material Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan. With respect to each material International Employee Plan, to the extent applicable, the Company has made available to Parent (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan (y) the plan documents or a written description of the terms of any International Employee Plan that is not in writing and (z) any document comparable to the determination letter reference under clause (B) of the prior sentence issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) Neither the Company nor any ERISA Affiliate or, to the Knowledge of the Company, any employee or Representative of the Company or any ERISA Affiliate, has made any oral or written representation or commitment with respect to any aspect of any material Employee Plan that is not in accordance with the written or otherwise preexisting terms and provisions of such Employee Plan, except as would not result in any Liability that is material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any ERISA Affiliate has ever sponsored or maintained (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) an employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(d) Each Employee Plan has been maintained, operated and administered in all material respects in compliance with its terms and with all applicable Law and Collective Bargaining Agreements, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(e) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Employee Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

(f) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan with respect to such Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(g) Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(i) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect (or there remains sufficient time for the Company to file an application for such determination letter from the IRS) and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(j) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the extent applicable, each material International Employee Plan required to be registered has been registered and has been maintained in good standing with the applicable Governmental Authorities, (ii) each material International Employee Plan is and has been operated in compliance with applicable Law, and (iii) no International Employee Plan has material unfunded Liabilities that, as of the Appointment Time, will not be offset by insurance or fully accrued.

(k) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in combination with any other event) will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(l) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(m) Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any liability due to a violation of the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law. or

(n) Except as required by applicable Law or this Agreement, no condition or term under any relevant Employee Plan exists which would prevent Parent or the Surviving Corporation or any of its Subsidiaries from terminating or amending any International Employee Plan without material liability to Parent or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(o) Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(p) Except as would not be material to the Company and its Subsidiaries, taken as a whole, no deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code.

(q) No Employee Plan is funded with or allows for payments, investments or distributions in any employer security of the Company, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(r) No asset of the Company or any of its Subsidiaries is subject to any Lien under ERISA or the Code.

4.19 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union, works council or other representative body to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, and (iv) since January 1, 2009, there has not been any strike, lockout, slowdown, work stoppage, grievance or other labor dispute against the Company or any of its Subsidiaries nor is any strike, lockout, slowdown, or work stoppage, grievance or other labor dispute pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary.

(b) The Company and its Subsidiaries have complied with applicable Laws and Orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, worker classification and collective bargaining), except for such noncompliance that would not be material to the Company and its Subsidiaries, taken as a whole.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole:

(i) No current or former independent contractor of the Company or any of its Subsidiaries could be deemed to be a misclassified employee;

(ii) No independent contractor is eligible to participate in any Employee Plan; and

(iii) Neither the Company nor any of its Subsidiaries has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Company or Subsidiary.

4.20 Permits. The Company and its Subsidiaries have all material permits, certificates, licenses, consents, approvals, franchises or other similar authorizations from Governmental Authorities affecting, or relating to, the Assets or required to conduct their businesses (“Permits”), and except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) all such Permits are valid and in full force and effect, (b) neither the Company nor any of its Subsidiaries is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits, (c) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and (d) no suspension or cancellation of any Permits, in whole or in part, is pending or, to the Knowledge of the Company, threatened.

4.21 Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with all Law and Orders applicable to the Company and its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries are under investigation with respect to any material violation of any applicable Laws. To the Knowledge of the Company, since November 15, 2007, no Laws have been proposed or enacted that would reasonably be expected to require a material modification in the manner in which the business of the Company and it Subsidiaries is conducted, either before or after the Closing Date. No representation or warranty is made in this Section 4.21 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 4.8 and Section 4.9, (b) applicable laws with respect to Taxes, which are covered in Section 4.16, (c) ERISA and other employee benefit-related matters, which are covered in Section 4.18, (d) labor law matters, which are covered by Section 4.19, or (e) Environmental Laws, which are covered in Section 4.22.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has: (i) used any of its funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute; or (iv) made or agreed to make any other unlawful payment.

4.22 Environmental Matters. Except for such matters as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are, and since March 31, 2008 have been, in material compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as presently conducted.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in material compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in material violation of any Environmental Law.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding alleging any material Liability or responsibility under or material noncompliance with any Environmental Law or seeking to impose any material financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

4.23 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the Assets that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, none of the Company, any of its Subsidiaries or any of the Assets is subject to any settlement agreement or Order that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.24 Insurance. The Company and its Subsidiaries have all material policies of insurance (including fidelity bonds and other similar instruments) relating to the Company, its Subsidiaries or any of their respective employees or directors, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. The Company has made available to Parent complete copies of, all material policies of insurance relating to the Company, its Subsidiaries or any of their respective employees or directors or Assets (including fidelity bonds and other similar instruments). All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. There is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or in respect of which such underwriters have reserved their rights and there has been no threatened termination of or material premium increase with respect to, or material alteration of coverage under, any such insurance policies.

4.25 Related Party Transactions. Except for indemnification, compensation, and employment arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

4.26 Brokers. Except for Qatalyst Partners LP, whose fees and expenses will be paid by the Company, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

4.27 Opinion of Financial Advisor. The Company Board has received the opinion of Qatalyst Partners LP, financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent, any affiliate of Parent or affiliates of the Company who have executed the Tender and Voting Agreement) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such opinion shall be delivered to Parent as promptly as practicable following the execution of this Agreement. Such opinion has not been withdrawn or revoked or otherwise modified in any material respect on or prior to the date hereof.

4.28 State Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 5.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Tender and Voting Agreement and the other transactions contemplated hereby. No other takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

4.29 Schedule TO; Schedule 14D-9 and Proxy Statement.

(a) Any information provided in writing by or on behalf of the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule 14D-9, when filed with the SEC and on the date first disseminated to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Acquisition Sub or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

(c) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

5.1 Organization; Good Standing. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under Delaware Law.

5.2 Corporate Power; Enforceability. Each of Parent and Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Acquisition Sub, and no other corporate or other proceeding on the part of Parent or Acquisition Sub is necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

5.3 Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.4 Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Delaware Secretary of State and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, and (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws.

5.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent and Acquisition Sub of the transactions contemplated hereby or the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder.

5.6 Schedule TO; Schedule 14D-9 and Proxy Statement.

(a) The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws. The Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b) Any information provided in writing by Parent or Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The information supplied by Parent, Acquisition Sub or any of their directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement will not contain any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

5.7 Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

5.8 Brokers. Except for Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by Parent, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

5.9 Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement.

5.10 Funds. Parent and Acquisition Sub will have as of the Appointment Time and the Effective Time, sufficient cash available, directly or through one or more Affiliates, to pay all amounts to be paid by Parent and Acquisition Sub in connection with this Agreement, including the payment of the aggregate Offer Price and Merger Consideration and the consideration in respect of the Company Stock-Based Awards and Company Options. Parent’s and Acquisition Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Acquisition Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Interim Conduct of Business.

(a) Except (i) as contemplated by this Agreement or (ii) as set forth in Section 6.1(a) of the Company Disclosure Letter, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, unless Parent otherwise provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause its Subsidiaries to (A) carry on its business and conduct its operations in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (B) use its commercially reasonable efforts, consistent with past practices and policies, to (I) keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, (II) preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations, (III) maintain all of its material operating assets in their current condition (normal wear and tear excepted) and (IV) maintain and preserve its business organization and its material rights and franchises.

(b) Except (i) as contemplated or permitted by this Agreement or (ii) as set forth in Section 6.1(b) of the Company Disclosure Letter, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, unless Parent otherwise provides its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following:

(i) amend its certificate of incorporation or bylaws or comparable organizational documents or create any new Subsidiaries;

(ii) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance, delivery and sale of shares of Company Common Stock pursuant to Company Options, Company RSUs or Company Restricted Stock Awards which are outstanding as of the date hereof upon the exercise or vesting thereof, as applicable, or pursuant to the Company ESPP in compliance with this Agreement or (B) grants to newly hired employees or directors of (x) Company RSUs and (y) Company Options, in each case, issued in the ordinary course of business consistent with past practice, in accordance with the limitations specified on Section 6.1(b) of the Company Disclosure Letter and with respect to Company Options, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock;

(iii) directly or indirectly acquire, repurchase or redeem any Company Securities or Subsidiary Securities, except in connection with (A) Company RSUs in the ordinary course of business, (B) dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice, (C) Tax withholdings and exercise price settlements upon the exercise of Company Options or vesting of Company RSUs or Company Restricted Stock Awards or (D) the forfeiture to or repurchase by the Company of Company Common Stock in connection with the termination of service of a holder of a Company Restricted Stock Award;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for the transactions contemplated by this Agreement;

(vi) (A) redeem, repurchase, prepay, defease, cancel, incur, create, assume or otherwise acquire or modify in any material respect any long-term or short-term debt for borrowed monies or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or enter into any agreement having the economic effect of any of the foregoing, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof, and (2) loans or advances between the Company and any direct or indirect Subsidiaries, or between any direct or indirect Subsidiaries of the Company, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any direct or indirect wholly-owned Subsidiaries), except for travel advances and business expenses in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of the Assets, or create or suffer to exist any Lien thereupon (other than Permitted Liens), except pursuant to the terms of any letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof;

(vii) except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof or as contemplated by this Agreement, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance, change in control, pension, retirement, collective bargaining or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business consistent with past practice with respect to any employee who is not a director or executive officer, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business consistent with past practice, and (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business consistent with past practice, (C) grant or pay any severance or termination pay to (or amend any such existing arrangement with) any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice with respect to any independent contractor or employee who is not a director or executive officer or (D) increase benefits payable under any existing severance or termination pay policies or employment agreements.

(viii) settle any pending or threatened Legal Proceeding, except for the settlement of any Legal Proceeding (A) for solely money damages not in excess of $250,000.00 individually or $500,000.00 in the aggregate and (B) as would not be reasonably likely to have any adverse impact on any other Legal Proceedings;

(ix) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting methods, principles or practices used by it or change an annual accounting period;

(x) (A) make or change any material Tax election, (B) settle or compromise any material federal, state, local or foreign income Tax liability, (C) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes, (D) change any annual Tax accounting period or method of Tax accounting, (E) file any materially amended Tax Return, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund;

(xi) other than in the ordinary course of business consistent with past practice, (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest therein or (B) dispose of any properties or assets of the Company or its Subsidiaries, which are material to the Company and its Subsidiaries, taken as a whole; or

(xii) make any capital expenditures other than capital expenditures provided for in the capital budget provided to Parent prior to the date of this Agreement and set forth on Section 6.1(b)(xii) of the Company Disclosure Letter;

(xiii) make any changes or modifications to any investment or risk management policy or other similar policies (including with respect to hedging) or any cash management policy;

(xiv) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xv) other than in the ordinary course of business, enter into, amend in any material respect, terminate or fail to renew any Material Contract, or any other Contract that would have been a Material Contract had it not been amended, terminated or non-renewed prior to the date of this Agreement; or

(xvi) enter into a Contract to or otherwise authorize, commit, resolve, propose or agree to take any of the actions prohibited by this Section 6.1(b).

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Appointment Time.

6.2 No Solicitation.

(a) The Company and its Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.

(b) Subject to Section 6.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other agent or representative (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case that would reasonably be expected to induce the making, submission or announcement of, or encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend an Acquisition Proposal, (v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Transaction, or (vi) resolve or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Section 6.2 or elsewhere in this Agreement, prior to the Appointment Time, the Company Board may, directly or indirectly through the Company’s Representatives, (i) participate or engage in discussions or negotiations with any Person that has made a bona fide, written and unsolicited Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal, and/or (ii) furnish to any Person that has made a bona fide, written and unsolicited Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or is reasonably likely to lead to a Superior Proposal any non-public information relating to the Company and access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to a confidentiality agreement, the terms of which are no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not contain a “standstill” or other similar provision that prohibits such third party from making any proposal to acquire the Company, acquire securities of the Company, nominate for election members of the Company Board or take any other action); provided however, that in the case of any action taken pursuant to the preceding clauses (i) or (ii), (A) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under applicable Delaware Law, (B) the Company gives

Parent not less than 24 hours prior written notice of the identity of such Person and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof) and of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and (C) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof. The Company shall not terminate, waive, amend, release or modify any material provision of any confidentiality agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal, and shall enforce the material provisions of any such agreement and shall provide Parent with copies of any additional written documentation delivered to the Company or any of its Subsidiaries or its or its Subsidiaries’ Representatives in connection therewith.

(d) Without limiting the generality of the foregoing, Parent, Acquisition Sub and the Company acknowledge and hereby agree that any violation of the restrictions set forth in this Section 6.2 by any directors or officers of the Company shall be deemed to be a breach of this Section 6.2 by the Company.

(e) In addition to the obligations of the Company set forth in Section 6.2(b), the Company shall promptly (and in any event within 24 hours following receipt) notify Parent orally and in writing if the Company or any of its Subsidiaries or any of its or its Subsidiaries’ Representatives receives (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, such notice to include the terms and conditions of such Acquisition Proposal, request or inquiry (including a copy, if made in writing, or a written summary, if made orally), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent informed on a current basis of the status and terms of any such Acquisition Proposal, request or inquiry, and any material developments related thereto.

6.3 Company Board Recommendation.

(a) Subject to the terms of Section 6.3(b) and Section 6.3(c), the Company Board shall recommend that the holders of Company Shares accept the Offer, tender their Company Shares to Acquisition Sub pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt this Agreement (the “Company Board Recommendation”).

(b) Neither the Company Board nor any committee thereof shall (i) fail to make the Company Board Recommendation to the holders of the Company Shares, (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation, (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (it being understood that, only with respect to a tender offer or exchange offer, taking a neutral position or no position (other than in a communication made in compliance with Rule 14d-9(f) promulgated under the Exchange Act) with respect to any Acquisition Proposal shall be considered a breach of this clause (iii)), or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as an “Company Board Recommendation Change”). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if, at any time prior to the Appointment Time, the Company Board receives a Superior Proposal or there occurs an Intervening Event, the Company Board may effect a Company Board Recommendation Change provided that (i) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under applicable Delaware Law, and in the case of a Superior Proposal, the Company Board approves or recommends such Superior Proposal; (ii) the Company has notified Parent in writing that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons, including the material terms and conditions of any such Superior Proposal and a copy of the final form of any related agreements or a description in reasonable detail of such Intervening Event, as the case may be, for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iii) if requested by Parent, the Company shall have made its Representatives available to discuss and negotiate in good faith with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to Parent of such Recommendation Change Notice; and (iv) if Parent shall have delivered to the Company a written proposal capable of being accepted by the Company to alter the terms or conditions of this Agreement during such three (3) Business Day period, the Company Board shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of such proposal by Parent, that a Company Board Recommendation Change is still necessary in light of such Superior Proposal or Intervening Event in order to comply with its fiduciary duties to the Company Stockholders under applicable Delaware Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 6.3. The Company shall keep confidential any proposals made by Parent to revise the terms of this Agreement, other than in the event of any amendment to this Agreement and to the extent required to be disclosed in any Company SEC Reports.

(c) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under applicable Delaware Law; provided, however, that in no event shall this Section 6.3(c) affect the obligations of the Company set forth in Sections 6.2 and 6.3; and provided, further, that any such disclosure will be deemed to be a Company Board Recommendation Change unless the Board of Directors publicly reaffirms the Company Board Recommendation within five Business Days of such disclosure.

6.4 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Appointment Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, or (iii) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract; and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.4 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing. The Company shall make available to Parent, by 11:59 p.m. (Pacific time) on August 23, 2010, (i) a list of commercial Software code that is incorporated by the Company or its Subsidiaries into the products of the Company and its Subsidiaries and that is licensed to Company or its Subsidiaries by a third party pursuant to a negotiated license with the Company or its Subsidiaries, and (ii) copies of the applicable licenses; in each case, excluding “open source” Software and Software licensed pursuant to non-negotiable Contracts (including “shrink-wrap” and “click-through” Contracts). The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.4.

6.5 Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation and agrees that it shall not settle or offer to settle any such stockholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.6 Section 16(b) Exemption. The Company shall take all actions to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

COVENANTS OF PARENT AND ACQUISITION SUB

7.1 Directors’ and Officers’ Indemnification and Insurance

(a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Appointment Time (the “Indemnified Persons”). In addition, during the period commencing at the Appointment Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 7.1(a), during the period commencing at the Appointment Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any reasonably incurred costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time), or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification under this Section 7.1(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Appointment Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable Law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) reasonably incurred by such Indemnified Person in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Person to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification. In the event of any such claim, proceeding, investigation or inquiry, (i) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time, (ii) each Indemnified Person shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received, whether or not the Surviving Corporation shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (iv) no Indemnified Person shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 7.1(b) or elsewhere in this Agreement, neither the Surviving Corporation nor any of its Affiliates (including Parent) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification may be sought by an Indemnified Person under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such claim, proceeding, investigation or inquiry.

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 7.1(c), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.1(c) of the Company Disclosure Letter); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance, provided that the aggregate annual premium for such “tail policy” shall not exceed 500% of the annual premium paid by the Company for its existing directors’ and officers’ liability insurance policies during the fiscal year ended March 31, 2010. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.1(c) for so long as such “tail” policy shall be maintained in full force and effect.

(d) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 7.1.

(e) The obligations set forth in this Section 7.1 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.1(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.1(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.1(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.1, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.1(c) (and their heirs and representatives)) under this Section 7.1 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 7.1 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to or in substitution for any such claims under such policies.

7.2 Employee Matters.

(a) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Employee Plans, as applicable, will occur as of the Appointment Time or Effective Time, as applicable.

(b) Except as provided in Section 7.2(b), from and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all Employee Plans and compensation arrangements in accordance with their terms as in effect immediately prior to the Appointment Time, provided that nothing in this sentence shall prohibit the Surviving Corporation from amending or terminating, or from causing the Surviving Corporation to amend or terminate, any such Benefit Plans, arrangements or agreements in accordance with their terms or if otherwise required by applicable Law. As of the Effective Time, Parent shall or shall cause the Surviving Corporation to assume the Employee Plans set forth in Section 7.2(b) of the Company Disclosure Letter.

(c) The Company shall take (or cause to be taken) all action necessary or appropriate to terminate, effective no later than the day immediately preceding the Appointment Time, any Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain any such 401(k) Plan by providing the Company with written notice of such election (an “Election Notice”) at least three days before the Appointment Time. Unless Parent timely provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Appointment Time, evidence that the Company’s board of directors has validly adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Appointment Time. Parent shall cause a plan intended to qualify under Section 401(k) of the Code (the “Parent 401(k) Plan”) to accept rollovers (including rollover loans) from any 401(k) plan of the Company.

(d) For a period of one year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide (i) at least the same level of base salary or base wages to each Continuing Employee as the base salary or base wages provided to each such Continuing Employee immediately prior to the Effective Time, and (ii) benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) to each Continuing Employee employed in the United States that, taken as a whole, are substantially similar in the aggregate to the benefits and severance payments (other than equity based benefits, change in control benefits and individual employment agreements) provided to similarly situated employees of Parent and its Subsidiaries. Parent agrees that it shall cause the Surviving Corporation to pay an annual cash bonus to each participant in an annual cash bonus plan of the Company as of the Effective Time (excluding, for avoidance of doubt, sales and commission plans) equal to the amount determined by (i) determining the annual cash bonus that would have been paid to such participant based on deemed performance for the fiscal year ending March 31, 2011 using the rate of accrual for purposes of the Company’s financial statements as of immediately prior to the date of this Agreement and (ii) multiplying the number determined pursuant to clause (i) by 0.8356 (i.e., 305/365), with the resulting amount reduced by any portion of such annual bonus previously paid to the participant. Such bonus will be paid in February 2011 subject to the participant’s continued employment through January 31, 2011.

(e) To the extent that an Employee Plan or employee benefit plan of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries (and their predecessors) prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including, but not limited to, for purposes of vacation, sick and paid time off accrual and severance pay entitlement); provided, however, that such service need not be credited (i) to the extent that it would result in duplication of coverage or benefits or (ii) under any new plan or arrangement to the extent that such plan or arrangement does not provide prior service credit to employees generally. In addition, and without limiting the generality of the foregoing, at the Effective Time: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Employee Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately before the Appointment Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, and (iii) the Surviving Corporation shall credit the accounts of such Continuing Employees under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Employee Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture and shall not limit future accruals.

(f) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 7.2, require Parent or the Surviving Corporation to continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time.

(g) This Section 7.2 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.2, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.2. Without limiting the foregoing, no provision of this Section 7.2 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(h) Effective as of immediately prior to, and contingent upon, the Appointment Time, the Company shall cause to be amended each outstanding Company RSU, Company Option and Company Restricted Stock Award to provide that, if upon or within twelve (12) months following the Appointment Time, the employment or service of the holder of any such Company RSU, Company Option and/or Company Restricted Stock Award is terminated by the Company or the Parent (or any employing parent or subsidiary thereof) by reason of elimination of the holder’s position due to redundancy or integration of Parent and Company business units (but, for avoidance of doubt, excluding terminations for death, “Disability,” ”Serious Misconduct,” or “Poor Performance,” (as such terms are defined in Section 7.2(h) of the Company Disclosure Letter), then one hundred percent (100%) of the then unvested shares subject to such Company RSU, Company Option and/or Company Restricted Stock Award shall become immediately vested and, if applicable, exercisable.

7.3 Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VIII

ADDITIONAL COVENANTS OF ALL PARTIES

8.1 Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Offer set forth in Section 2.1(a) and Annex A to be satisfied and cause the conditions to the Merger set forth in Article IX to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, none of Parent, Acquisition Sub or the Company shall be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

8.2 Regulatory Filings.

(a) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (x) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as reasonably practicable from the date following execution and delivery of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, and (y) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as soon as reasonably practicable from the date following execution and delivery of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other jurisdiction in which any such filing is made under any other Antitrust Laws, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and to obtain any required consents under any other Antitrust Laws applicable to the Offer and/or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any Antitrust Laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Antitrust Laws with respect to the Offer and/or the Merger.

(b) Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable

Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clauses (A) and (C)(1) of Annex A and Section 9.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or the attorney client privilege or attorney work product.

(c) Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 8.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by Section 8.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Offer and the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Offer and the Merger or (ii) that individually or in the aggregate (x) is or would reasonably be expected to be materially adverse (with materiality, for purposes of this provision, being measured in relation to the size of the Company and its Subsidiaries taken as a whole) to (A) the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, either before or after giving effect to the Offer or the Merger, or (B) Parent’s ownership or operation of any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or (y) would reasonably be expected to deny Parent the material benefit of the bargains contemplated by the transactions contemplated by this Agreement. The Company shall agree, if requested by Parent in writing, to commit to take any of the forgoing actions with respect to the assets or business of the Company in furtherance of this Section 8.2; provided, however, that any such action may be conditioned upon the consummation of the Merger and other Transactions contemplated by this Agreement.

8.3 Company Stockholder Meeting; Short-Form Merger.

(a) If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL.

(b) Each of Parent and Acquisition Sub shall vote all Company Shares acquired in the Offer (or otherwise beneficially owned by it or any of its respective Subsidiaries as of the applicable record date) in favor of the adoption of this Agreement in accordance with the DGCL at the Company Stockholder Meeting or otherwise. Parent shall vote all of the shares of capital stock of Acquisition Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Acquisition Sub, in favor of the adoption of this Agreement in accordance with the DGCL.

(c) Notwithstanding the provisions of this Section 6.4, in the event that Parent, Acquisition Sub or any other Subsidiary of Parent, shall hold at least ninety percent (90%) of the issued and outstanding Company Shares following the consummation of the Offer, each of Parent, Acquisition Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL.

8.4 Proxy Statement.

(a) If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, as soon as practicable following the Appointment Time, the Company, Parent and Acquisition Sub shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. The Company, Parent and Acquisition Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the other hand, as the other may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to applicable Law, the Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Proxy Statement, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. The Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). The Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after such receipt, and the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

(b) Unless this Agreement is earlier terminated pursuant to Article X, subject to the terms of Section 6.3(b), the Company shall include the portion of the Company Board Recommendation relating to the Merger and the adoption of this Agreement in the Proxy Statement.

8.5 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

8.6 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Appointment Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in paragraphs (C)(2) and (C)(3) of Annex A to fail to be satisfied at the then scheduled expiration of the Offer; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 8.6(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Appointment Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 8.6(b).

8.7 Public Statements and Disclosure. None of the Company, on the one hand, or Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party).

8.8 Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Mutual Non-Disclosure Agreement, made as of July 17, 2010 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

8.9 Employment Compensation Approval. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities (collectively, the “Covered Securityholders”). The Compensation Committee of the Company Board (the “Company Compensation Committee”), each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act, (A) at a meeting to be held prior to the Appointment Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Options, Company RSUs and Company Restricted Stock Awards in accordance with the terms set forth in this Agreement, and (3) the terms of Section 7.1 and Section 7.2, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1 Conditions to Each Party’s Obligations. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time, of each of the following conditions:

(a) Requisite Stockholder Approval. If the Company Stockholders are required under the DGCL to adopt this Agreement in order to consummate the Merger, the Requisite Stockholder Approval shall have been obtained.

(b) Purchase of Company Shares. Acquisition Sub shall have accepted for payment and paid for all of the Company Shares validly tendered and not withdrawn pursuant to the Offer.

(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination Prior to the Appointment Time. This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 10.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Acquisition

Sub having accepted for payment any Company Shares tendered pursuant to the Offer on or before February 15, 2011 (the “Termination Date”; provided, however, that if at such time the Antitrust Approvals have not been satisfied, then the Termination Date shall be extended automatically until April 15, 2011; provided, however, that the right to terminate this Agreement pursuant to either clause of this Section 10.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Annex A having failed to be satisfied and such action or failure to act constitutes a material breach of this Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of this Agreement; or

(c) by the Company, in the event that (i) the Company is not then in material breach of its covenants, agreements and other obligations under this Agreement, and (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date and cannot be or has not been cured prior to the earlier of (a) 30 days after the giving of written notice to Parent of such breach, violation or inaccuracy and (b) the Termination Date; or

(d) by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of their respective covenants, agreements and other obligations under this Agreement, and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Offer set forth in Annex A would reasonably not be capable of being satisfied by the Termination Date and such breach, violation or inaccuracy cannot be or has not been cured prior to the earlier of (a) 30 days after the giving of written notice to the Company of such breach, violation or inaccuracy and (b) the Termination Date; or

(e) by the Company, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be a breach of its fiduciary duties to the Company Stockholders under applicable Delaware Law; (iii) the Company has notified Parent in writing of the Superior Proposal, including the material terms and conditions of any such Superior Proposal and a copy of the form of any related agreements (a “Superior Proposal Notice”) (it being understood that the Superior Proposal Notice shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iv) if requested by Parent, the Company shall have made its Representatives available to discuss and negotiate in good faith with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the three (3) Business Day period following delivery by the Company to Parent of such Superior Proposal Notice; (v) if Parent shall have delivered to the Company during such three (3) Business Day period a written proposal capable of being accepted by the Company to alter the terms or conditions of this Agreement during such three (3) Business Day period, the Company Board shall have determined in good faith, after considering the terms of such proposal by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice continues to be a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 10.3(b)(ii); provided that any material amendment or modification to any Superior Proposal will be deemed to be a new Superior Proposal for purposes of this Section 10.1(e); or

(f) by Parent, in the event that (i) the Company Board or any committee thereof shall have effected a Company Board Recommendation Change, or (ii) an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and (a) in the case of Acquisition Proposal that is a tender or exchange offer, the Company shall not have filed within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, or (b) in the case of any other Acquisition Proposal, within ten (10) Business Days of a written request by Parent following the public announcement of the commencement of such Acquisition Proposal, the Company shall not have publicly reaffirmed its adoption and recommendation of this Agreement and the transactions contemplated hereby.

10.2 Termination Before or After Appointment Time and Prior to Effective Time. Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 10.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such Order has become final and non-appealable.

10.3 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 or Section 10.2 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 10.1 or Section 10.2, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 8.8, this Section 10.3, Section 10.4 and Article XI, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any knowing and intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

10.4 Fees and Expenses.

(a) General. Except as set forth in this Section 10.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent $53,500,000.00 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two Business Days, in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(a) or Section 10.1(b) as a result of the failure to satisfy the Minimum Condition prior to such termination (provided that all other conditions in Annex A have been satisfied other than those that were to be satisfied at the Appointment Time); (B) after the date of this Agreement and prior to such termination, an offer or proposal that constitutes an Acquisition Proposal (excluding for this purpose any mere “inquiry” from the definition of Acquisition Proposal) shall have been publicly announced or shall have become publicly known; and (C) within twelve months following such termination, either a Competing Acquisition Transaction (whether or not resulting from the Acquisition Proposal referenced in the preceding clause (B)) is consummated or the Company enters into a definitive agreement providing for a Competing Acquisition Transaction (whether or not resulting from the Acquisition Proposal referenced in the preceding clause (B)). For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority,” and the reference therein to “eighty percent (80%)” shall be deemed to be a reference to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 10.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iii) In the event that this Agreement is terminated by Parent pursuant to Section 10.1(f) (or by the Company pursuant to Section 10.1(b) following any time at which Parent was entitled to terminate this Agreement pursuant to Section 10.1(f)), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days.

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Liquidated Damages. In the event that Parent shall receive the Termination Fee pursuant to Section 10.4(b), the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination.

10.5 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval.

10.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE XI

GENERAL PROVISIONS

11.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub, to:

Dell Inc.

One Dell Way, RR1-33

Round Rock, Texas 78682-8033

Attention: Janet B. Wright

Facsimile No.: (512) 283-0544

with a copy (which shall not constitute notice) to:

Dell_Corporate_Legal_Notices@Dell.com

and

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jeffrey J. Rosen and Kevin A. Rinker

Facsimile No.: (212) 909-6836

(b)	if to the Company, to:

3PAR Inc.

4209 Technology Drive

Fremont, California 94538

Attention: David C. Scott and Alastair A. Short

Facsimile No.: (510) 668-9501

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Page Mill Road

Palo Alto, California 94304

Attention: Robert Latta and Robert Kornegay

Facsimile No.: (650) 493-6811

and

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Michael S. Ringler

Facsimile No.: (415) 947-2099

11.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND ACQUISITION SUB, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

11.5 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 7.1, (b) from and after the Appointment Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Offer, as set forth in Article II, and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article III. Parent and Acquisition Sub hereby expressly acknowledge and agree that, prior to the Effective Time, the Company’s measure of damages for a willful and material breach of this Agreement by Parent or Acquisition Sub may include the loss of the economic benefits of the transaction to Company Stockholders and other relief (including equitable relief), whether or not this Agreement has been validly terminated pursuant to Article X.

11.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

11.9 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 11.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

11.10 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.11 Company Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is readily apparent on the face of such disclosure.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

DELL INC.

By:	/s/ Christopher Kleiman

Name:	Christopher Kleiman

Title:	VP, Corporate Development

DELL TRINITY HOLDINGS CORP.

By:	/s/ Christopher Kleiman

Name:	Christopher Kleiman

Title:	VP, Corporate Development

3PAR INC.

By:	/s/ David C. Scott

Name:	David C. Scott

Title:	President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of that certain Agreement and Plan of Merger, dated as of August 15, 2010 (the “Agreement”) by and among Dell Inc., a Delaware corporation (“Parent”), Dell Trinity Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and 3PAR Inc., a Delaware corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex A shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to the terms and conditions of the Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered Company Shares promptly after termination or withdrawal of the Offer)), pay for any Company Shares that are validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration of the Offer in the event that, at or prior to the expiration of the Offer: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated, and any clearances, consents, approvals, orders and authorizations of Governmental Authorities required by the Antitrust Laws of the jurisdictions set forth in Schedule A-1 to this Annex A shall not have been obtained and/or any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the Antitrust Laws of the jurisdictions set forth in Schedule A-1 to this Annex A shall not have expired or been terminated (collectively, the “Antitrust Approvals”); (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist as of immediately prior to the expiration of the Offer:

(1) any Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the consummation of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger;

(2) (i) any of the representations and warranties of the Company set forth in the Agreement (other than those set forth in Sections 4.1, 4.2, 4.6, 4.7(b)-(c) and 4.26) shall not be true and correct in all respects as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date), except for any failure to be so true and correct which has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any of the representations and warranties set forth in Sections 4.1, 4.2 and 4.26 shall not be true and correct in all material respects as of

A-2

immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date), or (iii) any of the representations and warranties set forth in Sections 4.6 and 4.7(b)-(c) shall not be true and correct in all respects (other than inaccuracies that would not result in, (A) in the case of Section 4.6, an increase in the aggregate value of the consideration payable in the Offer and the Merger, and (B) in the case of Section 4.7(b)-(c), a cost to Parent, in excess of 2% of the aggregate value of the consideration payable in the Offer and the Merger) as of immediately prior to the expiration of the Offer with the same force and effect as if made on and as of such date (unless such representation or warranty expressly relates to an earlier date, in which case on and as of such earlier date); provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of clauses (i) and (ii) above, all materiality and “Company Material Adverse Effect” qualifications set forth in such representations and warranties shall be disregarded;

(3) the Company shall have failed to perform in all material respects the obligations that are to be performed by it under the Agreement at or prior to the expiration of the Offer;

(4) a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing as of immediately prior to the expiration of the Offer;

(5) the Company shall have failed to furnish Parent with a certificate dated as of the date of determination signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in clauses (2), (3) and (4) shall have occurred and been satisfied; or

(6) the Agreement shall have been properly and validly terminated in accordance with its terms.

A-3